Exhibit 23.1
CONSENT OF FRANK, RIMERMAN & CO. LLP, INDEPENDENT AUDITORS
As independent auditors, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-149945, 333-146655 and 333-141658) of Aruba Networks Inc., of our report, dated June 3, 2008, relating to the audit of the balance sheet of Airwave Wireless, Inc. as of September 30, 2007, and the related statements of operations, convertible preferred stock and shareholders’ equity (deficit) and cash flows for the year then ended, which is included in this Current Report on Form 8-K/A dated June 5, 2008
/s/ FRANK, RIMERMAN & CO. LLP
Palo Alto, California
June 5, 2008